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                                                                  Exhibit 10(f)2

                   CHANGE IN CONTROL SEVERANCE AGREEMENT AMONG
                    PARKVALE FINANCIAL CORPORATION, PARKVALE
                       SAVINGS BANK AND TIMOTHY G. RUBRITZ


         THIS CHANGE IN CONTROL SEVERANCE AGREEMENT is dated this 1st day of January 2000, among Parkvale Financial Corporation, a Pennsylvania corporation (the "Corporation"), Parkvale Savings Bank, a Pennsylvania-chartered stock savings bank and a wholly owned subsidiary of the Corporation (the "Bank"), and Timothy G. Rubritz (the "Executive"). The Corporation and the Bank, including any successors to the Corporation or the Bank by merger or otherwise, are collectively referred to as the "Employers".

                                   WITNESSETH

         WHEREAS, the Executive is presently an officer of each of the Employers;

         WHEREAS, the Employers desire to be ensured of the Executive's continued active participation in the business of the Employers; and

         WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive's agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employers is terminated under specified circumstances;

        NOW THEREFORE, intending to be legally bound hereby and in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

         1. DEFINITIONS. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

         (a) ANNUAL COMPENSATION. The Executive's "Annual Compensation" for purposes of this Agreement shall be deemed to mean the highest level of aggregate base salary and cash incentive compensation paid to the Executive by the Employers or any subsidiary thereof during the calendar year in which the Date of Termination occurs (determined on an annualized basis) or the calendar year immediately preceding the calendar year in which the Date of Termination occurs, whichever year is higher.

         (b) CAUSE. Termination of the Executive's employment for "Cause" shall mean termination because (i) the Executive intentionally engages in dishonest conduct in connection with his performance of services for the Corporation or the Bank resulting in his conviction of a felony; (ii) the Executive is convicted of, or pleads guilty or nolo contenders to, a felony or any crime involving moral turpitude; (iii) the Executive willfully fails or refuses to perform his duties under this Agreement and fails to cure such breach within fifteen (15) days following written notice thereof



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from the Corporation or the Bank; (iv) the Executive breaches his fiduciary duties to the Corporation or the Bank for personal profit; or (v) the Executive willfully breaches or violates any law, rule or regulation (other than traffic violations or similar offenses), or final cease and desist order in connection with his performance of services for the Corporation or the Bank, and fails to cure such breach or violation within fifteen (I 5) days following written notice thereof from the Corporation or the Bank. For purposes of this section, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Corporation or the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Boards or based upon the written advice of counsel for the Corporation or the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation or the Bank. The cessation of employment by the Executive shall not be deemed to be for "cause" within the meaning of this section unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the non-employee members of the Boards at a meeting of the Boards called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Boards), finding that, in the good faith opinion of the Boards, the Executive is guilty of the conduct described in this section, and specifying the particulars thereof in detail.

         (c) CHANGE IN CONTROL OF THE CORPORATION. "Change in Control of the Corporation" shall mean the occurrence of any of the following: (i) the acquisition of control of the Corporation as defined in 12 C.F.R. Section 574.4, unless a presumption of control is successfully rebutted or unless the transaction is exempted by 12 C.F.R. Section 574.3(c)(vii), or any successor to such sections; (ii) an event that would be required to be reported in response to Item I (a) of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor thereto, whether or not any class of securities of the Corporation is registered under the Exchange Act; (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any person who on the date hereof is a director or officer of the Corporation) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities; (iv) the stockholders of the Corporation approve (or, in the event no approval of the Corporation's stockholders is required, the Corporation consummates) a merger, consolidation, share exchange, division or other reorganization or transaction involving the Corporation (a "Fundamental Transaction") with any other corporation or entity, other than a Fundamental Transaction which results in both (a) the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the surviving entity immediately after such Fundamental Transaction, and (b) the members of the Board of Directors of the Corporation immediately prior thereto continuing to represent at least 60% of the members of the Board of Directors of the surviving entity; or (v) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a



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majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         (d) CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (e) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination.

         (f) DISABILITY. Termination by the Employers of the Executive's employment based on "Disability" shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employers or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

         (g) GOOD REASON. Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive following a Change in Control of the Corporation based on:

                  (i) Without the Executive's express written consent, the assignment by the Employers to the Executive of any duties which are inconsistent with the Executive's positions, duties, responsibilities and status with the Employers immediately prior to a Change in Control of the Corporation, or a change in the Executive's reporting responsibilities, titles or offices as an employee and as in effect immediately prior to such a Change in Control, or any removal of the Executive from or any failure to re-elect the Executive to any of such responsibilities, titles or offices, except in connection with the termination of the Executive's employment for Cause, Disability or Retirement or as a result of the Executive's death or by the Executive other than for Good Reason;

                  (ii) Without the Executive's express written consent, a reduction by either of the Employers in the Executive's base salary as in effect immediately prior to the date of the Change in Control of the Corporation or as the same may be increased from time to time thereafter or a reduction in the package of fringe benefits provided to the Executive;

                  (iii) The principal executive office of either of the Employers is moved more than 30 miles from the current principal executive office or, without the Executive's express written consent, either of the Employers require the Executive to be based anywhere other than an area in which the Employers' principal executive office is located, except for required travel on business of



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                           the Employers to an extent substantially consistent
                           with the Executive's present business travel obligations;

                  (iv) Any purported termination of the Executive's employment for Cause, Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (i) below; or

                  (v) The failure by the Employers to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 6 hereof.

         (h) IRS. IRS shall mean the Internal Revenue Service.

         (i) NOTICE OF TERMINATION. Any purported termination of the Executive's employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated,
(iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers' termination of the Executive's employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 7 hereof.

         (j) RETIREMENT. "Retirement" shall mean voluntary termination by the Executive in accordance with the Employers' retirement policies, including early retirement, generally applicable to their salaried employees.

         2. BENEFITS UPON TERMINATION. If the Executive's employment by the Employers shall be terminated subsequent to a Change in Control of the Corporation by (i) the Employers for other than Cause, Disability, Retirement or the Executive's death or (ii) the Executive for Good Reason, then the Employers shall

         (a) pay to the Executive, in either twenty-four (24) equal monthly installments beginning with the first business day of the month following the Date of Termination or in a lump sum within five business days of the Date of Termination (at the Executive's election), a cash severance amount equal to two
(2) times the Executive's Annual Compensation, and

         (b) maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of this Agreement as of the Date of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)),


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at no cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other employee benefit plans, programs and arrangements offered by the Employers in which the Executive was entitle 7d to participate immediately prior to the Date of Termination (excluding (y) stock benefit plans of the Employers and (z) cash incentive compensation included in Annual Compensation), provided that in the event that the Executive's participation in any plan, program or arrangement as provided in this subparagraph (B) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Employers shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

         3. LIMITATION OF BENEFITS UNDER CERTAIN CIRCUMSTANCES. If the payments and benefits pursuant to Section 2 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a "parachute payment" under Section 28OG of the Code, the payments and benefits payable by the Employers pursuant to Section 2 hereof shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by the Employers under Section 2 being non-deductible to the Employers pursuant to Section 28OG of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 2 shall be based upon the opinion of independent counsel selected by the Employers' independent public accountants and paid by the Employers. Such counsel shall be reasonably acceptable to the Employers and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 3, or a reduction in the payments and benefits specified in Section 2 below zero.

         4. MITIGATION; EXCLUSIVITY OF BENEFITS.

         (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

         (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

         5. WITHHOLDING. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other



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payroll deductions as the Employers may reasonably determine should be withheld pursuant to any applicable law or regulation.

        6. ASSIGNABILITY. The Employers may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which either of the Employers may hereafter merge or consolidate or to which either of the Employers may transfer all or substantially all of its respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

         7. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Corporation:        Corporate Secretary
                           Parkvale Financial Corporation
                           4220 William Penn Highway
                           Monroeville, Pennsylvania 15146

To the Bank:               Corporate Secretary
                           Parkvale Savings Bank
                           4220 William Penn Highway
                           Monroeville, Pennsylvania 15146

To the Executive:          Timothy G. Rubritz
                           104 Greenbriar Drive
                           Wexford, Pennsylvania 15090

         8. AMENDMENT; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         9. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Pennsylvania.


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         10. NATURE OF EMPLOYMENT AND OBLIGATIONS.

         (a) Nothing contained herein shall be deemed to create other than a terminable at-Will employment relationship between the Employers and the Executive, and the Employers may terminate the Executive's employment at any time, subject to providing any payments specified herein in accordance with the terms hereof

         (b) Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

         11. TERM OF AGREEMENT. The term of this Agreement shall be for three years, commencing on the date of this Agreement (the "Effective Date"). Commencing on the first annual anniversary of the Effective Date, the term of this Agreement shall extend for an additional year on each annual anniversary of the Effective Date of this Agreement until such time as the Boards of Directors of the Employers or the Executive give notice in accordance with the terms of
Section 7 hereof of their or his election, respectively, not to extend the term of this Agreement. As a consequence, subsequent to the first anniversary of the Effective Date, the remaining term of this Agreement will stay between two and three years unless notice of non-renewal is given. Such written notice of the election not to extend must be given not less than thirty (30) days prior to any such anniversary date. If any party gives timely notice that the term will not be extended as of any annual anniversary date, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

         12. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the terms of this Agreement.

         13. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         15. REGULATORY PROHIBITION. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.


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         16. ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. Any prior agreements between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.


IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.


Attest:                                         PARKVALE FINANCIAL CORPORATION



/s/ Erna A. Golota                              By: /s/ Robert J. McCarthy, Jr.
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Erna A. Golota, Corporate Secretary                     Robert J. McCarthy, Jr.,
                                                        President and Chief
                                                        Executive Officer




Attest:                                         PARKVALE SAVINGS BANK



/s/ Erna A. Golota                              By: /s/ Robert J. McCarthy, Jr.
----------------------------------                 -----------------------------
Erna A. Golota, Corporate Secretary                     Robert J. McCarthy, Jr.,
                                                        President and Chief
                                                        Executive Officer



Attest:                                         EXECUTIVE



/s/ Erna A. Golota                              By: /s/ Timothy G. Rubritz
----------------------------------                 -----------------------------
Erna A. Golota, Corporate Secretary                    Timothy G. Rubritz




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